U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                              FORM S-8
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     WORLD SHOPPING NETWORK, INC.
      (Exact name of Registrant as specified in its charter)
           Delaware                                        11-2872782
(State of Incorporation)                        (I.R.S. Employer ID No.)

1530 Brookhollow Drive, Suite C, Santa Ana, California           92705
    (Address of Principal Executive Offices)                 (Zip Code)

                  Retainer Stock Plan for Non-Employee
                         Directors and Consultants
                        (Full title of the Plan)

Brian F. Faulkner, Esq., 3900 Birch Street, Suite 113, Newport
Beach, California 92660
            (Name and address of agent for service)

                           (949) 975-0544
 (Telephone number, including area code, of agent for service)

              CALCULATION OF REGISTRATION FEE


Title of         Amount to be    Proposed    Proposed   Amount of
Securities       Registered      Maximum     Aggregate  Registration
to be                            Offering    Offering   Fee
Registered                       Price Per   Price
                                 Share (1)
Common
Stock              120,000       $0.001      $1200     $0.03

(1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rule 457(h) promulgated
pursuant to the Securities Act of 1933.   The Offering Price per
Share is established pursuant to a Retainer Stock Plan for Non-Employee Directors and Consultants, set forth in Exhibit 4.1 to this Form S-8 (see Exhibit Index on page 10).

Part I

Information Required in the Section 10(a) Prospectus

This Form S-8 is being filed for the purpose of registering additional shares under the Retainer Stock Plan for Non-Employee
Directors and Consultants, and replaces that Form S-8 POS filed on June 12, 2000.

Item 1.   Plan Information.

See Item 2 below.

Item 2.   Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

Part II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.
(a)  The following are hereby incorporated by reference:

(1) The Registrant's latest annual report on Form 10-KSB for the fiscal year ended July 31, 1999.

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration documents referred to in (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(b)  Description of Securities.

(1)  General Description.

The Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, with a par value of $0.001. The holders of these shares: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the Board of Directors of the Registrant; (b) are entitled to share ratably in all of the assets of the Registrant available for distribution upon winding up of the affairs of the Registrant; and (c) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. These securities do not have any of the following rights: (a) cumulative or special voting rights; (b) preference as to dividends or interest; (c) preemptive rights to purchase in new issues of shares; (d) preference upon liquidation; or (e) any other special rights or preferences. In addition, the shares are not convertible into any other security. There are no restrictions on dividends under any loan other financing arrangements or otherwise. As of the date of this Form S-8, the Registrant had 18,586,210 shares of common stock issued and outstanding.

(2)  Non-Cumulative Voting.

The holders of shares of common stock of the Registrant do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the Registrant's directors.

(3)  Dividends.

The Registrant does not currently intend to pay cash dividends. The Registrant's proposed dividend policy is to make distributions of its revenues to its stockholders when the Registrant's Board of Directors deems such distributions appropriate. Because the Registrant does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the Registrant.
A distribution of revenues will be made only when, in the judgment of the Registrant's Board of Directors, it is in the best interest of the Registrant's stockholders to do so. The Board of Directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee's securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and the Registrant's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

(4)  Possible Anti-Takeover Effects of Authorized but Unissued Stock.

The Registrant's authorized but unissued capital stock consists of 81,413,790 shares of common stock. One effect of the existence of authorized but unissued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Registrant by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Registrant's management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Registrant's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

(5)  Transfer Agent.

The Registrant has engaged the services of Corporate Stock
Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver,
Colorado 80209, to act as transfer agent and registrar for the Registrant.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interest of Named Experts and Counsel.

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

Counsel for the Registrant as giving an opinion on the validity of the securities being registered is receiving 120,000 shares of stock under the Retainer Plan for Non-Employee Directors and Consultants under this Form S-8 in exchange for legal services consisting of advice and preparation work in connection with reports of the Registrant under the Securities Exchange Act of 1934 and general corporate legal work.

Item 6.  Indemnification of Directors and Officers.Limitation of Liability.

Directors of the Registrant are not liable to the Registrant corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (i) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit. Indemnification.

Although neither the articles of incorporation nor the bylaws of the Registrant provide for indemnification of officer or directors of the Registrant, the Delaware General Corporation Law provides or permissive indemnification of officers and directors and the Registrant may provide indemnification under such provisions:

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached to this registration statement.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

(h) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Santa Ana, State of California, on July 7, 2000.

                              World Shopping Network

                              By:  /s/ John J. Anton
                              John J. Anton,
                              President and Chief Executive Officer

                    Special Power of Attorney

The undersigned constitute and appoint John J. Anton their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature                    Title                               Date

/s/ John J. Anton            President, Chief Executive         July, 7 2000
John J. Anton                Officer, Director

/s/ John Moore               Vice President, Information        July 7, 2000
John Moore                   Systems, Director

/s/ Martin Bloomenstein      Vice President, Finance            July 7, 2000
Martin Bloomenstein          (principal financial and
                             accounting officer), Director

                               EXHIBIT INDEX

Number                   Exhibit Description

4.1  Retainer Stock Plan for Non-Employee Directors and
     Consultants (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on May 2, 2000).

4.2  Consulting Services Agreement (incorporated by reference to
     Exhibit 4.2 of the Form S-8 filed on May 2, 2000).

4.3  Consulting Services Agreement (incorporated by reference to
     Exhibit 4.3 of the Form S-8 filed on May 2, 2000)

5    Opinion Re: Legality (see below).

23.1 Consent of Accountant (see below).

23.2 Consent of Counsel (see below).